Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Everbridge, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee

Fees to be Paid	$1,690,448,707(1)	.00014760	$249,511(2)

Fees Previously Paid	$0		$0

Total Transaction Valuation	$1,690,448,707

Total Fees Due for Filing			$249,511

Total Fees Previously Paid			$0

Total Fee Offsets			$0

Net Fee Due			$249,511

(1)

Aggregate number of securities to which transaction applies: As of March 5, 2024, the maximum number of shares of the Registrant’s common stock to which this transaction applies is estimated to be 48,326,727, which consists of (1) 41,460,726 shares of common stock entitled to receive the per share merger consideration of $35.00; (2) 41,477 shares of common stock underlying outstanding stock options with an exercise price below the per share merger consideration of $35.00, which may be entitled to receive the per share merger consideration of $35.00 minus any applicable exercise price; (3) 1,895,549 shares of common stock underlying outstanding restricted stock units, which may be entitled to receive the per share merger consideration of $35.00; (4) 825,890 shares of common stock underlying outstanding performance stock units, which may be entitled to receive the per share merger consideration of $35.00; and (5) 4,103,085 additional shares of common stock reserved for issuance pursuant to the 2016 Equity Incentive Plan and the 2022 Inducement Plan.

(2)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of March 5, 2024, the underlying value of the transaction was calculated based on the sum of (1) the product of 41,460,726 shares of common stock and the per share merger consideration of $35.00; (2) the product of 41,477 shares of common stock underlying outstanding stock options with an exercise price below the per share merger consideration of $35.00 and $11.21 (which is the difference between the per share merger consideration of $35.00 and the weighted average exercise price of $23.79); (3) the product of 1,895,549 shares of common stock underlying outstanding restricted stock units and the per share merger consideration of $35.00; (4) the product of 825,890 shares of common stock underlying outstanding performance stock units and the per share merger consideration of $35.00; and (5) the product of 4,103,085 additional shares of common stock reserved for issuance under the 2016 Equity Incentive Plan and the 2022 Inducement Plan and the per share merger consideration of $35.00. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .00014760.